Exhibit (a)(7)

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         BANCROFT CONVERTIBLE FUND, INC.

                                   * * * * * *


         Bancroft Convertible Fund, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Bancroft Convertible Fund, Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and proposing that such amendments be submitted to the stockholders of said corporation for consideration thereof at the annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of Bancroft Convertible Fund, Inc., (the "Corporation"), as heretofore amended, be and it hereby is further amended by adding a new Article Twelfth, which shall read in full as follows:

                  No director of the corporation shall be liable to the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, gross negligence or reckless disregard of the duties involved in the conduct of such director's office, or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which such director derived an improper personal benefit.

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         SECOND: That thereafter, pursuant to resolution of its Board of
Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Bancroft Convertible Fund, Inc. has caused this certificate to be signed by Ronald E. Dinsmore, Chairman of the Board of Directors and attested by Sigmund Levine, its Secretary, this 1st day of July, 1987.


                                       BANCROFT CONVERTIBLE FUND, INC.


                                       /s/ Ronald E. Dinsmore
                                       -----------------------------------------
                                       Chairman of the Board of Directors

ATTEST:

/s/ Sigmund Levine
-----------------------------
Secretary

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